                                                                    EXHIBIT 99.1


PRESS RELEASE
FOR IMMEDIATE RELEASE
For further information, contact:

Terry Rixford                                     Fletcher Chamberlin
Vice President, Finance and Administration        Investor Relations
Analogy, Inc.                                     Harris Massey Herinckx
(503) 626-9700                                    (503) 295-1922

ANALOGY REPORTS 27% REVENUE GROWTH IN FISCAL FIRST QUARTER

Beaverton, Oregon -- July 21, 1997 -- Analogy, Inc. (NASDAQ:ANLG) today announced its financial results for the first fiscal quarter ended June 30, 1997. Revenues increased by 27% from the first quarter a year ago, and the company's net loss was substantially reduced from the prior year's first quarter level.

Total revenue for the first quarter of fiscal 1998 was $5,986,000, an increase of 27% over the total for the first quarter of fiscal 1997 of $4,716,000. Product license revenue increased 32% to $3,525,000, and service and other revenue increased 20% to $2,461,000. The net loss in the fiscal 1998 first quarter was $410,000, compared with a net loss of $709,000 in the first quarter a year ago. The loss per share for the 1998 first fiscal quarter was $0.04 based on a weighted average of 9,127,000 shares outstanding. The fiscal 1997 first quarter loss per share was $0.09, based on a weighted average of 8,311,000 shares outstanding.

"While we are disappointed that we did not achieve profitability in the quarter," said Gary Arnold, chairman and president of Analogy, "we continue to expect year-over-year revenue growth as we go through the year, with improving profitability especially in the second half of the year. This quarter's 27% revenue growth rate is in line with our expectations for the long-run potential growth rate for our business. This quarter's revenue growth was fueled by continued good customer acceptance of our new SaberDesigner suite of products for the Windows NT operating system. Our growth was also broad-based, with a continued expansion of the end-user base and limited concentration of orders from any single large customer."

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, without limitation, increased adoption of behavioral modeling design methodologies for mixed-signal and mixed-technology systems design, Analogy's ongoing ability to introduce new products and expand its markets, seasonal fluctuations in the Analogy's order patterns and competitive initiatives. The forward-looking statements should be considered in light of these risks and uncertainties.

Analogy Inc., founded in January 1985, develops and markets high performance software and model libraries for top-down design and behavioral simulation of mixed-signal and mixed-technology systems.

     (tables follow)

ANALOGY, INC.
Consolidated Income Statement
(000, except per share data)

                                                Quarter Ended
                                             6/30/97        6/30/96

Product license revenue                      $ 3,525        $ 2,671
Service and other                            2,461          2,045
Total revenue                                5,986          4,716

Cost of product license revenue              551            377
Cost of service and other revenue            584            486
Total cost of revenue                        1,135          863

Gross profit                                 4,851          3,853

Research and development                     1,511          1,362
Sales and marketing                          3,149          2,737
General and administrative                   760            675

Total operating expenses                     5,420          4,774

Operating income (loss)                      (569)          (921)

Other income, net                            25             10

Loss before income tax                       (544)          (911)

Income tax benefit                           (134)          (202)

Net loss                                     $ (410)        $ (709)

Net loss per share                           $ (0.04)       $ (0.09)

Weighted average shares outstanding          9,127          8,311

ANALOGY, INC.
Consolidated Balance Sheet
(000)

                                             6/30/97        3/31/97

Cash and cash equivalents                    $ 4,155        $ 1,827
Marketable securities                        -              1,697
Accounts receivable, net                     6,731          9,161
Prepaid expenses                             1,145          886
Other assets                                 374            455
Total current assets                         12,405         14,026

Furniture, fixtures and equipment, net       4,257          4,280
Library costs, net                           2,982          2,729
Other assets, net                            1,003          1,095

Total assets                                 $ 20,647       $ 22,130



Accounts payable                             862            1,301
Current portion of capital leases            466            566
Accrued salaries and benefits                1,828          2,095
Accrued expenses                             27             181
Unearned revenue                             5,688          5,812
Total current liabilities                    8,871          9,955

Non-current portion of capital leases        499            499
Other liabilities                            353            359
Total long-term liabilities                  852            858

Common stock                                 17,160         17,124
Foreign currency translation                 (174)          (155)
Accumulated deficit                          (6,062)        (5,652)

Total shareholders' equity                   10,924         11,317

Total liabilities and equity                 $ 20,647       $ 22,130